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Exhibit 10.24






December 27, 1996


David L. Neilson
1624 Greenleaf
Royal Oak, Michigan 48067

Dear David,

On behalf of Intermet Corporation, we are pleased to offer you the position of Vice President of Sales & Marketing. The following proposes the conditions of our Employment Conditions Agreement offer to you:


TITLE & POSITION:  Vice President, Sales & Marketing, Corporate Officer and
                   member of Intermet Operating Committee.

BASE SALARY:       $200,000. per year (Two Hundred Thousand Dollars)

PROFIT SHARING:    A fiscal year annual profit sharing per "Intermet
                   designated Sr. Officers Profit Sharing Plan". Your share will be 0.2% (.0020) of Intermet's audited annual pretax earnings before minority interest and profit sharing, payable by April of the following year. (Partial years will be paid pro-rata.) Further, we guarantee a bonus of $120,000, (One Hundred & twenty Thousand Dollars), or the above plan, which ever is higher for your first two years of employment.

SIGNING BONUS:     Stock grant of 2500 Intermet common shares at
                   commencement of employment and, 7500 restricted
                   Intermet common shares (in your name) held in escrow, with full voting rights and dividends, if any, paid directly to you. The restricted stock will vest at a rate of 2500 shares each employment anniversary. Intermet will gross up the imputed income to make the signing bonus transactions tax-free to you.

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Neilson proposal



STOCK OPTIONS:        20,000 shares, priced on the first full day of employment.
EMPLOYMENT CONTRACT:  Twenty four (24) months. After the first 12 months the agreement becomes a one year "Evergreen," i.e., each additional day you are employed adds another day to the to the employment contract. (The employment contract is subject to the additional terms listed in "Attachment
                      A.")

COUNTRY CLUB:         Membership in your name. Company paid initiation fees,
                      (grossed up if required), at an appropriate Club conducive to Intermet business interests. Five thousand dollars, annually, supplement to base salary for dues support. All other costs, except Intermet business expenses, shall be your personal obligation. Additionally, Intermet owned
                      Dearborn TPC club membership privileges will be available to you.

*COMPANY CAR:         Per the Company policy for the Operating Committee.
                      ( American made light vehicle up to equivalent of Buick Park Avenue Ultra.)

*VACATION TIME:       Four weeks annually

*OTHER BENEFITS:      All other benefits available to Intermet Sr. Management,
                      including comprehensive health care; 401(k) with company match of 50% on the first 4% of employee salary deferral (subject to tax law limitations); company paid ESOP, equivalent to 3% of base; and more.

*Note: Asterisked benefits are the same as provided all other operating committee members.


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Neilson proposal


All of the above is subject to your immediate acceptance of the job and to-beagreed-to early starting date of full employment. To Accept this offer, please sign three copies of this offer letter, keep one copy and return two copies to Intermet. We reserve the right to modify or withdraw this offer at any time after January 3, 1997, if you have not accepted this offer by returning the signed copy(s).

We hope the offer, terms, and conditions are satisfactory to you. We think Intermet has an exciting future, and believe you can make positive impact on our future, as a part of our management team. We are hopeful that you decide to start a long relationship with Intermet.

Sincerely,


Attachment: Attachment "A" (five pages)




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                                 ATTACHMENT "A"

The following are additional and restrictions to the Employment Guarantee
Agreement:

                           Termination of Employment

     1.1 Termination of Employment for Cause or Other Than for Good Reason.
If, before the end of the Contract Term, the Company terminates the Executive's employment for Cause or the Executive terminates employment other than for Good Reason, then the Company shall pay to the Executive in a lump sum immediately after the Date of Termination that portion of the Executive's Annual Base Salary which is accrued but unpaid as of such Date of Termination, but the Executive will not be entitled to receive any other compensation or benefits under this Agreement.

     1.2 Termination of Employment for Death or Disability. If, before the end of the Contract Term, the Executive's employment terminates due to death or Disability, the Company shall pay to the Executive (or to the Executive's Designated beneficiary(s), in accordance to Company policy following the Date of Termination:

     (a) that portion of the Executive's Annual Base Salary which is accrued but unpaid as of the Date of Termination and

     (b) the amount of any Annual Bonus accrued during any period which ended during the Employment Guarantee Term prior to the Date of Termination, but which is unpaid as of the Date of Termination

     (c) disability, life insurance, and other benefits as provided executives for Company Benefits Plan.

     1.3 Termination of Employment By the Company Without Cause Or By the Executive for Good Reason. If, before the end of the Employment Agreement Guarantee, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive the following:

     (a) In lump sum, that portion of the Executive's Annual Base Salary and any Guaranteed Annual Bonus which is accrued but unpaid as of the Date of Termination,

     (b) In monthly payments, the amount of the Executive's Annual Base Salary which would be payable for the period beginning on the Date of Termination and ending on the last day of the Contract Term,


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     (c)  The prorata of the Executive's Annual Bonus for the remainder of the
          Contact Term, payment(s) not later than April following each applicable fiscal year.

     (d) The benefits to which the Executive was entitled during the Contract Term. The amount of any benefits shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of his/her subsequent employment after the Date of Termination.

     1.4 Other Termination Benefits. In addition to any amounts or benefits payable upon termination of employment hereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

                              Certain Definitions

     2.1  "Contract Term" means Employment Guarantee

     2.2 "Disability" means any medically determinable physical or mental impairment, that can be expected to last for a continuous period of not less than six (6) months, and renders the Executive unable to perform the duties required under this Agreement. The date of the determination of Disability is the date on which the Executive is certified as having incurred a Disability by a physician acceptable to the Company.

     2.3 "Cause" means (a) the Executive's committing any felony or other crime involving dishonesty; (b) any serious misconduct in the course of the Executive's employment; or (c) the Executive's habitual neglect of the Executive's duties (other than on account of Disability), except that (d) Cause shall not mean:

          (1)  bad judgment or negligence other than habitual neglect of duty;

          (2) any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which the Executive was not legally entitled);

          (3) any act or omission with respect to which a determination could properly have been made that the Executive met the applicable standard of conduct for indemnification or reimbursement under the By-Laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission.


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         2.4  "Good Reason" means the occurrence of the following events:

         (a) assignment to the Executive of any duties materially and adversely inconsistent with the Executive's position as specified in the Employment Guarantee (or such other position to which he/she may be promoted), (but excluding a diminution of title which does not result in a diminution of status, offices, or responsibilities), or any other action by the Company which results in a material and adverse change in such position, status, offices, titles or responsibilities,

         (b) the failure of the Company to assign this Agreement to a successor to the Company,

         (c) any failure by the Company to comply With the Compensation provisions of the Employment Guarantee

         (d) any material adverse change to the terms and conditions of the Executive's employment under this Agreement;

if the Company fails to cure such event within 30 days after written notice from the Executive; provided, however, that if the event is intentional, knowing or repeated, the Executive shall not be required to provide written notice or an opportunity to cure.

         2.5 "Date of Termination" Means the date as of which He Executive's employment with the Company is terminated by the Company or by the Executive for any reason Including, but not limited to, death or Disability.

                             Restrictive Covenants

         3.1  Trade Secrets, Confidential and Proprietary Business Information

         (a) The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through the efforts of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees and customers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply processes, plans,


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              materials, information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

        (b) The Executive acknowledges that the Executive will acquire Protected Information with respect to the Company and its successors in interest, which information is valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

        (c) The Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, either during or after termination of employment by the Company and Protected Information or cause any such information of the Company to enter the public domain.

        3.2   Non-Competition.

        (a) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, if the Executive's employment is terminated for any reason other than termination of employment without Cause or for Good Reason, thereafter for a period of one (1) year, directly or indirectly, in any capacity, engage or participate in or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined below.

        (b) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, if the Executive's employment is terminated for any reason, thereafter for a period of one (1 ) year, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 7.02 shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and
              (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

        (c) "Prohibited Business" shall be defined as any business and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever the Company does business, in the United States or abroad, and which has established or seeks to establish contact, in whatever

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             form (including but not limited to solicitation of sales, or the receipt or submission of bids) with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government.)

        3.3  Undertaking Regarding Employees.   From the date hereof until two
years after the Executive's Date of Termination, the Executive shall not, directly or indirectly (a) encourage any employee of the Company or its successors in interest to leave their employment with the Company or its successors in interest; or (b) employ, hire, solicit or cause to be employed or hired or solicited (other than by the Company or its successors in interest), or establish a business with, or encourage others to hire, any person who within two (2) years prior thereto was employed by the Company or its successors in interest to leave their employment with the Company or its successors in interest.

        3.4 Disclosure of Employee-Created Trade Secrets, Confidential and Proprietary Business Information. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during the Executive's employment with the Company and which relate to the Company's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be Works-for-hire for the benefit of the Company and the Company shall own all rights in such writings.